Exhibit 10.1

AMENDMENT NO. 3 to Credit Agreement

AMENDMENT NO. 3, dated as of December 15, 2005, to that certain Credit Agreement, dated as of January 23, 2004, and amended and restated as of November 29, 2004, and as further amended on February 16, 2005 and on April 13, 2005 (the “Credit Agreement”; capitalized terms used herein and not defined herein shall have the meaning set forth in the Credit Agreement), among Communications & Power Industries, Inc., a Delaware corporation, as borrower (“Borrower”), UBS AG, Stamford Branch, as administrative agent (the “Administrative Agent”), the lenders from time to time party thereto (the “Lenders”), and the other parties thereto (the “Amendment”).

W I T N E S S E T H:

WHEREAS, Section 11.02 of the Credit Agreement permits the Credit Agreement and the other Loan Documents to be amended from time to time;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION ONE     Amendments.

(a)                                  The following definitions shall be added to Section 1.01 of the Credit Agreement:

“Additional 2005 Term B Loans” shall have the meaning assigned to such term in the definition of “Term B Loan Commitment.”

“Amendment No. 3 Effectiveness Date” shall mean the date of effectiveness of Amendment No. 3 to this Agreement.

“Parent Floating Rate Notes” shall mean (i) Parent’s Floating Rate Senior Notes due 2015 and any registered notes issued by Parent in exchange for, and as contemplated by, such notes with substantially identical terms as Parent’s Floating Rate Senior Notes due 2015 and (ii) any securities issued as payment of interest on securities described in clause (i) and any registered notes issued by Parent in exchange for, and as contemplated by, such notes, provided that all such notes shall have substantially identical terms as Parent’s Floating Rate Notes due 2015.

“Specified Equity Issuance” shall mean the first Equity Issuance consummated after the Amendment No. 3 Effectiveness Date which results in aggregate gross proceeds of $5.0 million or more to Parent.

(b)                                 The definition of “Equity Issuance” shall be amended by replacing “15.0%” with “25%.”.

(c)                                  The definition of “Excess Cash Flow” shall be amended to replace clause (k) thereof in its entirety with the following:

“(k)                            dividends made by Borrower to fund cash interest on the Permitted Parent Notes and payments under any Permitted Parent Hedge pursuant to Section 6.05(g) during such fiscal year; plus

(l)                                     any amount received by Borrower from Parent pursuant to clause (i)(B)(y) of the proviso in Section 6.05(g); minus

(m)                               for the fiscal year ended September 29, 2006, the amount of the cash dividend to Parent pursuant to Section 6.05(i) in excess of the gross proceeds of the Additional 2005 Term B Loans;”

(d)                                 The definition of “Term B Loan Commitment” shall be amended by adding the following at the end thereof: “On the Amendment No. 3 Effectiveness Date, an additional $10.0 million of Term B Loans (the “Additional 2005 Term B Loans”) were made pursuant to an Increase Joinder in accordance with Section 2.20 hereof.”

(e)                                  Section 2.07 of the Credit Agreement shall be amended by replacing “The Term B Loan Commitments shall automatically terminate on the Amendment Effectiveness Date.” with “The Term B Loan Commitments (other than new Term B Loan Commitments made pursuant to Section 2.20) shall automatically terminate on the Amendment Effectiveness Date.”

(f)                                    Section 2.10(e) of the Credit Agreement shall be amended by replacing “Upon any Equity Issuance (other than a Preferred Stock Issuance) after the Closing Date,” with “Upon any Equity Issuance after the Closing Date (other than the Specified Equity Issuance and any Preferred Stock Issuance),”.

(g)                                 Section 2.20(a) of the Credit Agreement shall be amended to add the following before the period in the first sentence: “(provided that with respect to the Additional 2005 Term B Loans, such $25.0 million minimum shall not apply and such notice by Borrrower shall not be required)”.

(h)                                 The following sentence shall be added at the end of Section 3.11: “The proceeds of the Additional 2005 Term B Loans shall be used promptly after receipt thereof to fund the cash dividend described in Section 6.05(i).”

(i)                                     Section 6.05 shall be amended by (i) deleting the word “and” at the end of clause (g), (ii) replacing the “.” at the end of clause (h) with “; and” and (iii) adding a new clause (i) as follows:

“(i)                               Borrower may pay a cash dividend to Parent to be used by Parent to pay a dividend to the holders of Parent’s Equity Interests in an aggregate amount not to exceed the sum of (x) the gross proceeds of the Additional 2005 Term B Loans plus (y) $10.0 million; provided that at the time of and after giving effect to such dividend on a Pro Forma Basis, Borrower and Parent shall be in compliance with all covenants set forth in Section 6.07 and no Default shall exist.”

(j)                                     Section 6.08 shall be amended to replace clause (i) thereof in its entirety with the following:

(i) Make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness or Permitted Parent Notes, except (x) as otherwise permitted by this Agreement and (y) that Parent Floating Rate Notes and/or Senior Subordinated Notes may redeemed or repurchased with the proceeds of the Specified Equity Issuance within 120 days after the consummation of the Specified Equity Issuance; provided that (A) the aggregate amount of proceeds used for any such redemption or repurchase pursuant to this Section 6.08(i)(y) and Section 6.12(a)(vii) shall not exceed $70.0 million in the aggregate and (B) at the time of and after giving effect to any such prepayment or repurchase, Borrower and Parent shall be in compliance with all covenants set forth in Section 6.07 and no Default shall exist;”.

(k)                                  Section 6.12(a) shall be amended by replacing “and (vii)” with the following:

“, (vii) Parent may redeem or repurchase Parent Floating Rate Notes with the proceeds of the Specified Equity Issuance within 120 days after the consummation of the Specified Equity Issuance; provided that (A) the aggregate amount of proceeds used for any such redemption or repurchase pursuant to this Section 6.12(a)(vii) and Section 6.08(i)(y) shall not exceed $70.0 million in the aggregate and (B) at the time of and after giving effect to any such prepayment or repurchase, Borrower and Parent shall be in compliance with all covenants set forth in Section 6.07 and no Default shall exist and (viii)”.

(l)                                     Annex I to the Credit Agreement shall be replaced with Annex I attached hereto (it being understood that such Annex gives effect to all prepayments through the Amendment No. 3 Effectiveness Date).

(m)                               The Increase Joinder with respect to the Additional 2005 Term B Loans is attached hereto as Exhibit A.

SECTION TWO     Conditions to Effectiveness.  This Amendment shall become effective as of the date (the “Effective Date”) which is the date on which (i) the Administrative Agent shall have received (x) counterparts of this Amendment executed by the Borrower, Parent, the Administrative Agent, the Collateral Agent and (y) the Administrative Agent shall have received executed consents to this Amendment from the Required Lenders and (ii) the conditions specified in Section 2.20(b) of the Credit Agreement are satisfied, including the delivery of a favorable written opinion of Irell & Manella LLP in form and substance reasonably acceptable to the Administrative Agent.

SECTION THREE     Reference to and Effect on the Credit Agreement.  On and after the Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring the Credit Agreement and each reference in each of the Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.  The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION FOUR     Costs and Expenses.  Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any (including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent).

SECTION FIVE     Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION SIX     Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

COMMUNICATIONS & POWER INDUSTRIES, INC., as Borrower

By:	/s/ Joel A. Littman
Name: Joel A. Littman
Title: CFO, Treasurer and Secretary

CPI HOLDCO, INC., as Parent

By:	/s/ Joel A. Littman
Name: Joel A. Littman
Title: CFO, Treasurer and Secretary

UBS AG, STAMFORD BRANCH, as Administrative Agent and as Collateral Agent

By:	/s/ Irla R. Otsa
Name: Irla R. Otsa
Title: Associate Director Banking Products Services US

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director Banking Products Services US

Annex I

Amortization Table

Date	Term B Loan Amount
December 31, 2005	$0
March 31, 2006	$0
June 30, 2006	$0
September 30, 2006	$0
December 31, 2006	$0
March 31, 2007	$0
June 30, 2007	$0
September 30, 2007	$0
December 31, 2007	$0
March 31, 2008	$0
June 30, 2008	$0
September 30, 2008	$0
December 31, 2008	$0
March 31, 2009	$0
June 30, 2009	$0
September 30, 2009	$18,825,000.00
December 31, 2009	$23,725,000.00
March 31, 2010	$23,725,000.00
July 23, 2010	$23,725,000.00
Total	$90,000,000.00